Exhibit 10.42

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 28th day of October, 2008

BETWEEN:

Eric Landerholm of 2708 E Thomas Street Seattle, WA 98112
(the "Lender")
OF THE FIRST PART

AND

DRS Inc. of 16504 9th Avenue SE, Suite 205, Mill Creek WA 98041
(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.
The Lender promises to loan two hundred thousand ($200,000.00) USD, to the Borrower and the Borrower promises to repay this principal amount to the Lender, at 2708 E Thomas Street Seattle, WA 98112, or at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 10 percent per annum, calculated yearly not in advance.

Payment
2.
This Loan will be repaid in 13 consecutive monthly installments of interest only on the twenty-fifth of each month commencing the month following execution of this Agreement with the balance owing under this Agreement being paid at the end of its term.

3.	At any time while not in default under this Agreement, the Borrower may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Default
4.
Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

5.
If the Borrower defaults in payment as required under this Agreement or after demand for ten (10) days, the Security will be immediately provided to the Lender and the Lender is granted all rights of repossession as a secured party.

Additional Clauses
6.
This loan between Eric Landerholm & DRS Inc. will replace the current Loan aggreement for $150,000.00 that was executed April 28th 2008. The reason that this loan is replacing the other loan, is due in full because DRS Inc has made the choice to borrow more money. The last aggreement shall be terminated and considered Void when die new aggreement has been signed by both parties. The first loan will be considered closed, and will be considered paid 100%. This new loan which is dated October 29th 2008 will be the only binding loan aggreement between DRS Inc. and Eric Landerholm. DRS Inc. new payment shall be ~~$1993.34~~ a month which replaces the current $1250.00 payment. Unlike the last loan there insecurity attached to this loan due to the increased amount, (security is below).

7.
DRS Inc, will receive the funds via check, money order, or bank wire. When the funds have been deposited these will become an asset of DRS Lac. The officers of DRS Inc. will be able to use these funds for Growth, expansion, vehicle expenses, pay off debt, ect. anything the board finds is a prudent way of using these funds.

8.
The new Loan between DRS Inc. and Eric Landerholm will be secured by DRS Inc receivables, cash on hand, and equipment in the amount of the loan. If DRS Inc. defaults on this loan, they will make arrangments with Eric Landerholm to pay off said loan within 30 days.

Security
9.	This Loan is secured by the following security (the "Security"): DRS Inc. Customer Receivables up to the amount of the loan. Daniel Guimont will Personaly Guarantee this loan.

10.
The Borrower grants to the Lender a security interest in the Security until this Loan is paid in full. The Lender will be listed as a lender on the title of the Security whether or not the Lender elects to perfect the security interest in the Security.

Governing Law
11.	This Agreement will be construed in accordance with and governed by the laws of the State of Washington.

Costs
12.
All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Binding Effect
13.
This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest,

Amendments
14.	This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability
15.
The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other, If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions
16.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement
17.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 28th day of October, 2008.